Exhibit 99.1

DRAVCO MINING INC. ANNOUNCES NEW
DIRECTOR AND CHIEF FINANCIAL OFFICER

For Immediate Release

Lima, Peru, September 26, 2005 - Dravco Mining Inc. (OTCBB: DVCO) announced today the appointment of Luis Humberto Goyzueta Angobaldo as Director and Chief Financial Officer.

Mr. Lozinski, President of Dravco Mining Inc. stated, “We are pleased to welcome Mr. Goyzueta to the executive team. His extensive experience in the natural resource and energy industries at an operations, project development and corporate finance level will be a tremendous asset to the Company. Having been the General Manager and having sat on the Boards of both private and public companies, he brings a solid background in finance and business development strategy.”

Mr. Goyzueta is currently the General Manager of InterPacific Oil, Peru’s only biodiesel company. Mr. Goyzueta also sits on the Board of Directors for AgroPecuaria Inka Sol S.A.C. an agricultural company, and Oiltec S.A.C., Gulf Oil International’s partner company and representative in Peru.

Prior to that Mr. Goyzueta was the General Manager and Director for Compania Inka Sol S.A.C. and Compania Minera Moria S.A.C. which are both privately-held mining companies in Peru.

Mr. Goyzueta holds a Bachelors of Science degree in Economics and Finance from Bentley College in Boston, Massachusetts and is currently completing his Masters of Finance degree from Universidad del Pacifico in Lima, Peru.

Dravco Mining Inc. continues to explore all opportunities to add to its current asset base of mineral claims. Mr. Goyzueta will focus his energy on pursuing new business opportunities for the Company.

For more information please contact:

Rodney L. Lozinski, President
Tel: (306) 244-8818